Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BerryPetroleum Replaces 293% of 2007 Production and Increases Proved Reserves by 13% to 169 MMBOE

Achieves One Year Finding & Development Cost of $10.07 per BOE

Bakersfield, Calif.--(BUSINESS WIRE)--February 7, 2008 - Berry Petroleum Company (NYSE:BRY) announced that estimated proved oil and gas reserves increased by 13% to 169 million barrels of oil equivalent (BOE) as of December 31, 2007. In 2007, Berry added 35.4 million BOE at a finding and development cost of $10.07per BOE(see reconciliation below)and replaced 293% of the 9.8 million BOE (26,900 BOE per day) it produced in 2007.

Robert Heinemann, president and chief executive officer, stated, “Organic growthprovided the increasein our proved reserves for 2007as we had an extensive development program that added proved reserves in five of our six core asset areas. We booked an estimated 13.1million BOEin proved reservesfrom our Piceance development, and given our large inventory there, we expect to add significant proved reserves for several years to this asset.  In California, we addedapproximately 14.3million BOE mostly from our N. Midway Diatomite, Poso Creek and Ethel D assets, and in the Rockies,our Uinta and DJ development activities added another8.0million BOE.”

At year-end 2007, the Company’s reserve mix includes 117 million barrels of crude oil, condensate and natural gas liquids, and 316 billion cubic feet of natural gas, or 69% oil and 31% natural gas. Geographically, 60% of proved reserves are in Californiaand 40% in the Rocky Mountainregion. The Company’s year-end reserves-to-production ratio increased slightly to 16.5 years, based on annualized fourth quarter 2007 average daily production. Proved developed reserves represent 61% of total proved reserves.

Berry calculatedits year-end 2007 proved reserves using year-end 2007 commodity prices of $95.98per Bbl of oil (WTI)and a Henry Hub price of $7.48per MMBtu of natural gas(both based on their respective NYMEX prices), adjusted by field differentials to arrive at the net price received by the Company as of December 31, 2007. Berry’s average net price used in itsreserve report is approximately $79.19per Bbl of oil and liquids and $6.27per Mcf of natural gas. The estimated discounted net present value using a 10% annualdiscount rate, or PV-10, of Berry’s proved reserves at December 31, 2007, was $3.5billion ($2.4billion after-tax), compared to $1.6billion ($1.2 billion after-tax) in 2006.

Following is a reconciliation of the Company’s proved oil and natural gas reserve quantities between December 31, 2006 and December 31, 2007:

MMBOE
Balance at 12/31/2006	150.3
Net sale of proved reserves	(6.7)
Extensions, discoveries, enhanced recoveries, and other revisions	35.4
2007 production	(9.8)
Balance at 12/31/2007	169.2

Finding & Development Cost Supporting Schedule

All expenditure amounts below are estimates
(Amounts in millions)
	One Year	Three Year
Acquisition Costs	$56.25	$436.01
Exploration costs	0.7	21.46
Development Costs	281.7	671.56
Other Costs	18.1	27.4
Net expenditures	$356.75	$1,156.43

Total reserves added, excluding production (MMBOE)	35.44	94.57

Estimated finding & development cost per BOE	$10.07	$12.23

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertaintiesand words such as “expect,” and forms of those words and others indicate forward-looking statements.Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2006 Form 10-K filed with the Securities and Exchange Commission on February 28, 2007under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations and all material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date."

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